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                                                                 EXHIBIT 99.G-5A



                  DTE ENERGY COMPANY AND MCN ENERGY GROUP INC.
     UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     TWELVE MONTHS ENDED SEPTEMBER 30, 1999


                                                                                                     PRO FORMA      PRO FORMA
                                                                               DTE          MCN      ADJUSTMENTS     COMBINED
                                                                           -----------  -----------  -----------   -----------
                                                                             (MILLIONS, EXCEPT PER SHARE AMOUNTS)

Operating Revenues                                                            $ 4,626      $ 2,320          $ -       $ 6,946
                                                                           -----------  -----------  -----------   -----------

Operating Expenses
     Fuel, purchased power and gas                                              1,273        1,470            -         2,743
     Operation and maintenance                                                  1,469          411            -         1,880
     Depreciation, depletion and amortization                                     712          170           29           911
     Taxes other than income                                                      276           68            -           344
     Property write-downs and restructuring charges                                 -           52            -            52
                                                                           -----------  -----------  -----------   -----------
                             Total Operating Expenses                           3,730        2,171           29         5,930

Operating Income (Loss)                                                           896          149          (29)        1,016

Interest Expense and Other
     Interest expense                                                             341          120           77           538
     Preferred stock dividends of subsidiary                                        1           40            -            41
     Equity in earnings of joint ventures                                           -          (56)           -           (56)
     Loss on sale of exploration and production properties                          -           75            -            75
     Other - net                                                                   19          (18)           -             1
                                                                           -----------  -----------  -----------   -----------
                         Total Interest Expense and Other                         361          161           77           599

Income (Loss) Before Income Taxes                                                 535          (12)        (106)          417

Income Taxes (Benefit)                                                             43           (7)         (29)            7
                                                                           -----------  -----------  -----------   -----------

Income (Loss) Before Cumulative Effect of Accounting Change                     $ 492         $ (5)       $ (77)        $ 410

Cumulative Effect of Accounting Change, Net of Taxes                                -           (3)           -            (3)
                                                                           -----------  -----------  -----------   -----------

Net Income (Loss)                                                               $ 492         $ (8)       $ (77)        $ 407
                                                                           ===========  ===========  ===========   ===========


Average Common Shares Outstanding
     Basic                                                                        145           82                        175
                                                                           -----------  -----------                -----------
     Diluted                                                                      145           82                        179
                                                                           -----------  -----------                -----------


Basic Earnings Per Share
Earnings per Common Share Before Cumulative Effect of Accounting Change        $ 3.39      $ (0.06)                    $ 2.34
Cumulative Effect of Accounting Change                                              -        (0.04)                     (0.02)
                                                                           -----------  -----------                -----------
                                                                               $ 3.39      $ (0.10)                    $ 2.32
                                                                           ===========  ===========                ===========


Diluted Earnings Per Share
Earnings per Common Share Before Cumulative Effect of Accounting Change        $ 3.39      $ (0.06)                    $ 2.29
Cumulative Effect of Accounting Change                                              -        (0.04)                     (0.02)
                                                                           -----------  -----------                -----------
                                                                               $ 3.39      $ (0.10)                    $ 2.27
                                                                           ===========  ===========                ===========
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